Exhibit (a)(5)(DD)

From: Andrew

To: All Birds

Subject: Update to Tender Offer

Hi Birds –

Today we announced that we have entered into an amendment to our agreement with Carlyle and SK Capital.

Under the terms of the amended agreement, bluebird stockholders can now elect to receive either the original offer of $3.00 per share in cash up front plus a contingent value right of $6.84 per share in cash payable upon achievement of a net sales milestone or $5.00 per share in cash up front. Unvested RSUs and PSUs will continue to receive the original offer of $3.00 per share in cash up front plus the CVR. As part of the update, the tender offer expiration was further extended to May 29, 2025. Birds who have already tendered their shares into the original offer will have an opportunity to withdraw their tender and re-tender to opt into the updated option, and we will provide additional information on this process in the coming week.

Overall, we are pleased with the progress toward closing we have achieved since receiving all required regulatory approvals and are confident that providing this option provides us with a clear path to close. We will get together for a bInformed at 10:30 a.m. ET tomorrow morning to share more about this update and our expected next steps to close.

In the meantime – thank you for all you continue to do for bluebird, for our customers at QTCs, and for the patients and families who rely on us.

Onward –

Andrew

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird. The solicitation and the offer to buy shares of bluebird’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, that were filed by Beacon Parent Holdings, L.P. (“Parent”) and Beacon Merger Sub, Inc. (“Merger Sub”) with the SEC on March 7, 2025. In addition, bluebird has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 7, 2025. The tender offer materials and the Solicitation/Recommendation statement, as they may be amended from time to time, contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by calling Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (877) 825-8793 for stockholders or by calling collect at (212) 750-5833 for banks or brokers.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included in this communication that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on bluebird’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction contemplated by the Agreement and Plan of Merger, dated as of February 21, 2025 (the “Merger Agreement”), by and among bluebird, Parent and Merger Sub; the planned completion and timing of the transaction contemplated by the Merger Agreement; statements regarding bluebird’s future results of operations and financial position; bluebird’s expectations with respect to the commercialization of its products, including without limitation, patient demand, the timing and amount of revenue recognition; and bluebird’s ability to establish favorable coverage for its therapies. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the offer and the merger; uncertainties as to the percentage of bluebird stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to bluebird’s liquidity during the pendency of the offer and the merger or in the event of a termination of the Merger Agreement; risks that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; delays and challenges in bluebird’s commercialization and manufacturing of its products, including challenges in manufacturing vector for ZYNTEGLO and SKYSONA to meet current demand; the internal and external costs required for bluebird’s ongoing and planned activities, and the resulting impact on expense and use of cash, has been, and may in the future be, higher than expected, which has caused bluebird, and may in the future cause bluebird, to use cash more quickly than it expects or change or curtail some of its plans or both; substantial doubt exists regarding bluebird’s ability to continue as a going concern; bluebird’s expectations as to expenses, cash usage and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than bluebird’s assumptions; the risk that additional funding may not be available on acceptable terms, or at all; risks related to bluebird’s loan agreement, including the risk that operating restrictions could adversely affect bluebird’s ability to conduct its business, the risk that bluebird will not achieve milestones required to access future tranches under the agreement, and the risk that bluebird will fail to comply with covenants under the agreement, including with respect to required cash and revenue levels, which could result in an event of default; the risk that the efficacy and safety results from bluebird’s prior and ongoing clinical trials will not continue or be seen in the commercial context; the risk that the QTCs experience delays in their ability to enroll or treat patients; the risk that bluebird experiences delays in establishing operational readiness across its supply chain; the risk that there is not sufficient patient demand or payer reimbursement to support continued commercialization of bluebird’s therapies; the risk of insertional oncogenic or other safety events associated with lentiviral vector, drug product, or myeloablation, including the risk of hematologic malignancy; the risk that bluebird’s products, including LYFGENIA, will not be successfully commercialized; and other risks and uncertainties pertaining to bluebird’s business, including the risks and uncertainties detailed in bluebird’s prior filings with the SEC, including under the heading “Risk Factors” in bluebird’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.